Exhibit 99.1

American Public Education Reports Fourth Quarter and Year End 2008 Results

Revenues Increase 49% in Fourth Quarter 2008 Compared to the Prior Year Period

CHARLES TOWN, W.V.--(BUSINESS WIRE)--March 10, 2009--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System, which operates through American Military University and American Public University – announced strong financial results for the quarter and year ended December 31, 2008.

Recent Highlights:

  The Company announced net course registrations of approximately 41,850 in the fourth quarter of 2008, a year-over-year increase of 50%.
  Net course registrations from new students in the fourth quarter of 2008 increased to approximately 9,950, an increase of 44% over the same period of 2007.
  As of December 31, 2008, a total of approximately 45,200 students were enrolled in American Public University System.
  American Public Education reported fourth quarter 2008 revenues increased 49% to $31.5 million, compared to $21.2 million in the fourth quarter of 2007.
  Income from operations before interest income and income tax in the fourth quarter of 2008 increased to $8.3 million, compared to $5.1 million in the same period of 2007. Operating margin in the fourth quarter of 2008 increased to 26.3%, compared to 24.2% in the fourth quarter of 2007.
  Net income for the fourth quarter of 2008 increased to $5.0 million or $0.27 per diluted share, compared to $3.0 million or $0.19 per diluted share in the same period of 2007. The weighted average diluted shares outstanding for the fourth quarter of 2008 and 2007 were approximately 18.9 million and 15.9 million, respectively.

Wallace E. Boston, Jr., Chief Executive Officer of American Public Education, Inc., stated, “We are pleased with our continued strong financial results, especially in light of today’s global financial challenges. Much of our success can be attributed to our providing affordable, high-quality degree programs to the military and public service communities.”

“Moreover, the high value of our degree programs, together with our open access and convenient semester starts, make the goal of becoming a college graduate more attainable for a broader population of students interested in everything from business, to information technology, to liberal arts. As a result, we are very excited about our prospects for continued growth in enrollments and quality programs offered. We believe we have the right business model, the right education model and the right strategy to meet the personal and professional needs of our students, and to achieve our stated long-term growth goals.”

Financial and Other Results:

Total revenues for the fourth quarter of 2008 increased 49% to $31.5 million, compared to total revenues of $21.2 million in the fourth quarter of 2007. Income from operations before interest income and income tax in the fourth quarter of 2008 increased to $8.3 million, compared to $5.1 million in the same period of 2007. Operating margin in the fourth quarter of 2008 increased to 26.3%, compared to 24.2% in the fourth quarter of 2007. Stock-based compensation expense reduced operating income by $432,000 in the fourth quarter of 2008 and $279,000 in the fourth quarter of 2007.

Net income for the fourth quarter of 2008 increased to $5.0 million or $0.27 per diluted share, which includes $282,000 or $0.01 per diluted share in stock-based compensation expense net of tax. This compares to net income of $3.0 million or $0.19 per diluted share for the fourth quarter of 2007, including $229,000 or $0.01 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the fourth quarter of 2008 and 2007 were approximately 18.9 million and 15.9 million, respectively.

For the twelve months ended December 31, 2008, total revenues were $107.1 million, an increase of 55% compared to total revenues of $69.1 million in the same period of 2007. Income from operations before interest income and income tax for the twelve months ended December 31, 2008 increased to $25.7 million, compared to $14.7 million in the same period of 2007. Operating margin increased to 24.0% in the year 2008, compared to 21.3% in the same period of 2007. Stock-based compensation expense reduced each period's operating income by $1.7 million and $1.0, respectively.

Net income for the twelve months ended December 31, 2008 increased to $16.2 million or $0.86 per diluted share, which includes $1.1 million or $0.06 per diluted share in stock-based compensation expense net of tax. This compares to net income of $8.8 million or $0.64 per diluted share for the full year 2007, including $835,000 or $0.06 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the twelve months ended December 31, 2008 and 2007 were approximately 18.8 million and 13.6 million, respectively.

Total cash and cash equivalents at December 31, 2008 were $47.7 million with no long-term debt. Cash from operations for the twelve months ended December 31, 2008 was $29.8 million, compared to $17.5 million in the same period of 2007. Capital expenditures were $10.0 million for the twelve months ended December 31, 2008, which compares to $6.8 million in capital expenditures in the same period of 2007. Depreciation and amortization was $4.2 million for the twelve months ended December 31, 2008 and $2.8 million for the same period of 2007.

Net Course Registrations and Student Enrollment:
For the three months ended December 31,
	2007	2008	% Change
Net Course Registrations from New Students	6,890	9,950	44%
Net Course Registrations	27,830	41,850	50%

For the twelve months ended December 31,
	2007	2008	% Change
Net Course Registrations from New Students	24,700	36,750	49%
Net Course Registrations	94,850	147,120	55%

As of December 31,
	2007	2008	% Change
Total Student Enrollment	30,130	45,200	50%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Total student enrollment is the number of students who have completed at least one course in the last 12 months or are in the start of the second week of class for the most current semester.

First Quarter 2009 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company expects net course registrations from new students of approximately 10,500 and net course registrations of approximately 46,300 in the quarter ending March 31, 2009.
  The Company’s first quarter 2009 revenue is expected to be between $31.8 million and $32.5 million.
  The Company estimates that first quarter 2009 net income, including stock-based compensation expense, will be between $4.6 million and $4.8 million or between $0.24 and $0.26 per diluted share. The weighted average number of diluted shares outstanding is expected to be approximately 19.0 million shares in the three month period ending March 31, 2009.

Full Year 2009 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company anticipates net course registrations from new students of 50,700 or more and total net course registrations of 202,500 or more in the twelve month period ending December 31, 2009.
  The Company expects full year 2009 revenues to be between $146 million and $150 million.
  The Company estimates that full year 2009 net income, including stock-based compensation expense, will be between $22.2 million and $22.8 million or between $1.16 and $1.20 per diluted share. The weighted average number of diluted shares outstanding is expected to be between 19.0 and 19.2 million shares in the twelve month period ending December 31, 2009.

Webcast:

A live webcast of the Company’s fourth quarter earnings conference call will be broadcast at 5:00 p.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 45,200 part-time students who live and work in all 50 states and more than 100 countries; and offers 74 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements under the heading “Full Year 2009 Outlook" and “First Quarter 2009 Outlook” above and statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

AMERICAN PUBLIC EDUCATION, INC.
Consolidated Statements of Income
(In thousands, except per share data)

	Year Ended
	December 31,
	2007	2008

Revenues	$69,095	$107,147

Costs and expenses:
Instructional costs and services	29,479	43,561
Selling and promotional	6,765	12,361
General and administrative	15,335	21,302
Depreciation and amortization	2,825	4,235

Total costs and expenses	54,404	81,459

Income from operations before interest income and income taxes	14,691	25,688
Interest income, net	888	706

Income from operations before income taxes	15,579	26,394
Income tax expense	6,829	10,207

Net income	$8,750	$16,187

Net income per common share:
Basic	$0.69	$0.91
Diluted	$0.64	$0.86
Weighted average number of shares outstanding:
Basic	12,759	17,840
Diluted	13,601	18,822

AMERICAN PUBLIC EDUCATION, INC.
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2007	2008

Revenues	$21,221	$31,503

Costs and expenses:
Instructional costs and services	8,780	12,227
Selling and promotional	1,931	3,971
General and administrative	4,567	5,841
Depreciation and amortization	817	1,192

Total costs and expenses	16,095	23,231

Income from operations before interest income and income taxes	5,126	8,272
Interest income, net	293	87

Income from operations before income taxes	5,419	8,359
Income tax expense	2,461	3,318

Net income	$2,958	$5,041

Net income per common share:
Basic	$0.20	$0.28
Diluted	$0.19	$0.27
Weighted average number of shares outstanding:
Basic	15,039	17,969
Diluted	15,937	18,861

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304.724.3722
or
Christopher L. Symanoskie
Director, Investor Relations
703.334.3880